Exhibit 10.2

HOLOGIC, INC.
SHORT-TERM INCENTIVE PLAN
(the “STIP”)

Performance-Based Compensation

Reference is made to the Hologic, Inc. Amended and Restated 2008 Equity Incentive Plan previously approved by the Company’s Stockholders (the “2008 Plan”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the 2008 Plan. It is intended that the awards granted hereunder (the “Awards”) to persons who are or may become Covered Employees (as defined in Section 162(m) of the Internal Revenue Code (the “Code”) and treasury regulations issued thereunder) for the applicable period qualify, to the extent consistent therewith, as Annual Incentive Awards under Section 7 of the 2008 Plan and, to the extent applicable, “performance-based compensation” under Section 162(m) of the Code. Without limiting the foregoing, it is further intended that if all or a portion of an Award to any Covered Employee does not so qualify (either as an Annual Incentive Award or performance based compensation), it shall not affect the qualification of that portion of an Award that would otherwise so qualify, or otherwise reduce a participant’s Award hereunder. The terms and conditions of the 2008 Plan, including without limitation the individual award limits set forth therein, shall apply to any Award, or portion thereof, that shall qualify as an Annual Incentive Award thereunder. With respect to any Awards hereunder intended to qualify as performance based compensation for a Covered Employee under Section 162(m) of the Code, in the event of any inconsistencies between the 2008 Plan and this document or any other document evidencing the Award, the terms of the 2008 Plan shall control.

Administration

The STIP will be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) except, with respect to persons who are not Covered Employees or executive officers, then administration shall be delegated to the Chief Executive Officer of the Company. The Compensation Committee or, if applicable, its delegate solely with respect to participants who are likely not to be Covered Employees or executive officers, in, as applicable, its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the STIP and to interpret and correct the provisions of the STIP and any Award. The Compensation Committee shall have the authority, subject to the express limitations of the STIP and the 2008 Plan, (i) to construe and determine the respective Awards and the STIP, (ii) to prescribe, amend and rescind rules and regulations relating to the STIP and any Awards, (iii) to determine the terms and provisions of the respective Awards, which need not be identical, (iv) to create sub-plans hereunder necessary to comply with laws and regulations of any foreign country in which the Company may seek to grant an Award, and (v) to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration and interpretation of the STIP. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the STIP or any Award in the manner and to the extent it shall deem expedient to carry the STIP or any Award into effect and it shall be the sole and final judge of such expediency. All decisions by the

Compensation Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Compensation Committee shall be liable for any action or determination relating to the STIP.

To the extent permitted by applicable law, the 2008 Plan or the listing standards of any exchange upon which the Company’s Common Stock may be listed, the Committee may delegate any or all of its powers under the STIP, as it relates to the determination of Awards and eligibility under the STIP (other than Awards made to executive officers), to the Chief Executive Officer, one or more committees or subcommittees of the Compensation Committee or the Board, or (except with respect to compensation of executive officers) to one or more executive officers of the Company; provided, however, that unless otherwise expressly provided, (i) no such delegation of authority shall limit the Compensation Committee’s discretionary authority to alter the amount or payment of any Award to any participant as set forth herein, and (ii) any Awards made to any executive officers of the Company (including without limitation any Covered Employee), including without limitation the achievement of target performance objectives, shall be subject to the final review and approval of the Compensation Committee. Notwithstanding anything to the contrary in the foregoing, the Compensation Committee may not delegate its responsibility to (i) make Awards to Covered Employees or executive officers; (ii) make Awards which are intended to constitute as qualified performance-based compensation under Section 162(m) of the Code; or (iii) certify the satisfaction of the performance goals in accordance with Section 162(m) of the Code, except to a committee or a subcommittee of the Compensation Committee or the Board consisting of at least two independent directors (as defined under Section 162(m) of the Code).

Eligibility

Unless otherwise determined by the Compensation Committee, which retains sole discretion of eligibility under the STIP, the eligible participants under the STIP shall include the Company’s officers, vice presidents, operational directors, managers and such other employees that have been identified by management as key contributors. Notwithstanding anything to the contrary in the foregoing, unless otherwise approved by the Compensation Committee, participants shall not include persons, including officers, who are otherwise participating in a Company commission-based plan.

Targets

Subject to the discretion of the Compensation Committee, targeted payout levels (“Targeted Payout Levels”) will be achieved at a combination of corporate and/or individual goals established for each participant, as well as discretionary allocations established by the Committee, or, as applicable, the Chief Executive Officer. A participant’s bonus components and the weighting of those components are determined by such participant’s title and/or role.

Funding

Subject to the discretion of the Compensation Committee, aggregate funding of the STIP will be based upon the level of the Company’s achievement of the corporate financial goals established for the STIP. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the STIP.

Maximum and Minimum Bonus Payout; No Right to Employment

The maximum bonus payouts for all participants who are executive officers or likely to be Covered Employees will be 200% of Targeted Payout Levels (e.g., the maximum bonus payout for such participant who has a Targeted Payout Level of 50% of annual base salary target would be 100% of annual base salary target). The Compensation Committee or, as applicable, its delegate, reserves the right, in its sole discretion, to decrease any bonus payouts to any participant under the STIP, regardless of the level of bonus targets that have been achieved (or bonus levels that have been estimated), including, without limitation, to reduce or provide for no bonus payout to a participant even though one or more targets under the STIP have been achieved. Neither the STIP, nor any action taken pursuant to the STIP, will be construed as giving any employee any right to continued employment with the Company or any of its subsidiaries. For the avoidance of doubt, the Committee does not have discretion to increase any Award under this STIP that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, to a person who is likely to be a Covered Employee.

STIP Nonexclusive

Nothing in this STIP shall preclude the Company from granting any bonus or other award to a person, who is likely to be a Covered Employee or otherwise, that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code upon such terms and conditions as may be determined by the Board or the Committee, without regard to the limitations set forth in this STIP.

Recoupment/Claw-Back of Awards

Notwithstanding any other provision of this STIP to the contrary, any Awards granted under this STIP shall be subject to the terms of any compensation recoupment or claw-back policy implemented by the Company, as any such policy may be amended from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), government regulation or stock exchange listing requirement.